SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 ----------

                                 FORM 8-A/A
                               AMENDMENT NO.1

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                                   REFAC
          -------------------------------------------------------
           (Exact name of registrant as specified in its charter)


             Delaware                             13-1681234
----------------------------------               ------------
    (State of incorporation                    (I.R.S. Employer
        or organization)                      Identification No.)


              115 River Road
         Edgewater, New Jersey                     07020-1099
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(Address of principal executive offices)          (Zip Code)


   Securities to be registered pursuant to Section 12(b) of the Act:

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       Title of each class               Name of each exchange on which
       To be so registered               each class is to be registered
------------------------------        ----------------------------------------

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities to be registration pursuant to Section 12(g) of the Act:

                      Preferred Stock Purchase Rights
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                              (Title of Class)




ITEM 1.  Description of Registrant's Securities to be Registered.

         On August 19, 2002, the Company entered into Amendment No.1 to the Rights Agreement (the "Amendment") with American Stock Transfer & Trust Company, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference. The Amendment provides that the rights under the Rights Agreement will not be triggered in connection with the merger transaction between the Company and Palisade Concentrated Equity Partnership, L.P. Further information regarding the merger is available in the Current Report on 8-K filed by the Company with the SEC on the date hereof.


ITEM 2.  Exhibits.

         1. Amendment No.1 to Rights Agreement, dated as of August 19, 2002, between Refac and American Stock Transfer & Trust Company.



                                 SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                                         REFAC

                                                 By:   /s/ Robert Tuchman
                                                      ------------------------
                                                      Robert Tuchman,
                                                      Chief Executive Officer,
                                                      President, and General
                                                      Counsel

Dated as of: August 20, 2002




                                                                EXHIBIT 1


AMENDMENT NO.1 TO RIGHTS AGREEMENT

       Amendment No. 1, dated as of August 19, 2002 to the Rights Agreement, dated as of April 30, 2002 (the "Rights Agreement"), between Refac, a Delaware corporation (the "Company"), and American Stock Transfer and Trust Company, a New York banking corporation, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

       WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

       WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement;

       WHEREAS, the Company proposes to enter into the Agreement and Plan of Merger, dated as of August 19, 2002 (the "Palisade Merger Agreement"), by and among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and the Company; and

       WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company deems it advisable and in the best interest of its shareholders to amend the Rights Agreement to enable the Company to enter into the Palisade Merger Agreement and consummate the transactions contemplated thereby without causing the Rights to become exercisable.

       NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

                  Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 1.

                           (a) The definition of "Acquiring Person" in
         Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. or any of their Subsidiaries or Affiliates shall be deemed an Acquiring Person solely by reason or as a result of the execution or delivery of the Palisade Merger Agreement or the consummation of the Palisade Merger or any other transaction contemplated by the Palisade Merger Agreement."

                           (b) The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of paragraph (ee) of Section 1:

                  "A Stock Acquisition Date shall not occur as a result of the execution or delivery of the Palisade Merger Agreement or the consummation of the Palisade Merger or any other transaction contemplated by the Palisade Merger Agreement."

                           (c) The following definitions are hereby added to Section 1 of the Rights Agreement in the appropriate alphabetical order:

                  ""Palisade Merger" means the merger of Palisade Merger Corp. with and into the Company upon the terms and conditions set forth in the Palisade Merger Agreement."

                  ""Palisade Merger Agreement" means the Agreement and Plan of Merger, dated as of August 19, by and between Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and the Company."

                  Section 2. Miscellaneous.

                           (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                           (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                           (c) This Amendment may be executed in two counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both of such counterparts shall together constitute but one and the same instrument.

                           (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.







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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                      REFAC


By:    /s/ Raymond A. Cardonne, Jr.          By: /s/ Robert L. Tuchman
       --------------------------------          ---------------------------
       Name:  Raymond A. Cardonne, Jr.           Name:   Robert L. Tuchman
       Title: Vice President and CFO             Title:  President


Attest:                                      AMERICAN STOCK TRANSFER
                                                & TRUST COMPANY


By:    /s/ Susan Silber                      By: /s/ Herbert J. Lemmer
       --------------------------------          ---------------------------
       Name:  Susan Silber                       Name:  Herbert J. Lemmer
       Title: Assistant Secretary                Title: Vice President